PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                                          For the three months       For the six months
                                                                             ended June 30,             ended June 30,
                                                                        -----------------------   -----------------------
Earnings Per Share:                                                         2002        2001          2002         2001
---------------------------------------------------------------------   ----------   ----------   ----------   ----------
                                                                      (Amounts in thousands, except per share data)


Net income ..........................................................   $  80,718    $  81,773    $ 168,173    $ 156,408

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A .........................      (1,140)      (1,140)      (2,280)      (2,280)
   9.20% Cumulative Preferred Stock, Series B .......................      (1,372)      (1,372)      (2,744)      (2,744)
   Adjustable Rate Preferred Stock, Series C ........................        (506)        (506)      (1,012)      (1,012)
   9.50% Cumulative Preferred Stock, Series D .......................        (713)        (713)      (1,426)      (1,426)
   10.0% Cumulative Preferred Stock, Series E .......................      (1,372)      (1,372)      (2,744)      (2,744)
   9.75% Cumulative Preferred Stock, Series F .......................      (1,401)      (1,401)      (2,802)      (2,802)
   8.875% Cumulative Preferred Stock, Series G ......................        --         (3,828)        --         (7,656)
   8.45% Cumulative Preferred Stock, Series H .......................        --         (3,565)        --         (7,130)
   8.625% Cumulative Preferred Stock, Series I ......................        --         (2,156)        --         (4,312)
   8.00% Cumulative Preferred Stock, Series J .......................      (3,000)      (3,000)      (6,000)      (6,000)
   8.25% Cumulative Preferred Stock, Series K .......................      (2,372)      (2,372)      (4,744)      (4,744)
   8.25% Cumulative Preferred Stock, Series L .......................      (2,372)      (2,372)      (4,744)      (4,744)
   8.75% Cumulative Preferred Stock, Series M .......................      (1,230)      (1,230)      (2,460)      (2,460)
   8.60% Cumulative Preferred Stock, Series Q .......................      (3,709)      (3,709)      (7,418)      (6,718)
   8.00% Cumulative Preferred Stock, Series R .......................     (10,200)        --        (20,400)        --
   7.875% Cumulative Preferred Stock, Series S ......................      (2,830)        --         (5,660)        --
   7.625% Cumulative Preferred Stock, Series T ......................      (2,859)        --         (5,211)        --
   8.60% Cumulative Preferred Stock, Series U .......................      (2,860)        --         (4,131)        --
                                                                        ----------   ----------   ----------   ----------
       Total preferred dividends ....................................     (37,936)     (28,736)     (73,776)     (56,772)
                                                                        ----------   ----------   ----------   ----------
                                                                        $  42,782    $  53,037    $  94,397    $  99,636
                                                                        ==========   ==========   ==========   ==========

Allocation of net income allocable to common shareholders to classes:
     Net income allocable to shareholders of the
       Equity Stock, Series A .......................................       5,376        5,314       10,751        8,766
     Net income allocable to shareholders of common
       stock ........................................................      37,406       47,723       83,646       90,870
                                                                        ----------   ----------   ----------   ----------
                                                                        $  42,782    $  53,037    $  94,397    $  99,636
                                                                        ==========   ==========   ==========   ==========

Weighted average common shares outstanding:
   Basic - weighted average common shares
     outstanding ....................................................     122,821      120,734      122,386      124,403
   Effect of dilutive stock options - based on
     treasury stock method using average market price ...............       2,003          905        2,031          727
                                                                        ----------   ----------   ----------   ----------
   Diluted weighted average common shares
     outstanding ....................................................     124,824      121,639      124,417      125,130
                                                                        ==========   ==========   ==========   ==========

Basic earnings per common share .....................................   $    0.30    $    0.40    $    0.68    $    0.73
                                                                        ==========   ==========   ==========   ==========
Diluted earnings per common share ...................................   $    0.30    $    0.39    $    0.67    $    0.73
                                                                        ==========   ==========   ==========   ==========

Note - There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share in each of the three and six month periods ending June 30, 2002 and 2001.

                                   Exhibit 11